REPAYMENT AGREEMENT

This Agreement (“Agreement”) dated as of July 15, 2005 is entered into by and among Sunburst Acquisition IV, Inc., a corporation organized and existing under the corporate laws of the State of Colorado (the “Company”) and the parties identified on the signature page attached hereto (each a “Holder” and collectively, “Holders”).

WHEREAS, the parties desire that upon the terms and subject to the conditions contained herein, the Company shall pay to the Holders in satisfaction of all sums due and payable on the Debentures the sums set forth on Schedule A hereto.

NOW THEREFORE, in consideration of the agreements contained herein, the Company and Holders agree as follows:

1.

Upon receipt by the Holders of the amounts set forth on Schedule A hereto on or before September 1, 2005 (“Payment Date”), the Debentures shall be deemed paid in full and cancelled.  Holders shall immediately release and discharge the Company from any and all obligations pursuant to the Debentures, including without limitation release from any obligation to Holders in connection with additional investment rights, and the right to participate in future financings, and all agreements, instruments and other documentation entered into by the Company in respect of the Debentures shall be terminated and cancelled.

2.

As further consideration, upon repayment of the Debentures, provided repayment of the Debentures is timely made as described above, any and all Warrants associated with the Debentures shall expire and no longer be exercisable, and the Company shall be immediately released and discharged from any and all obligations pursuant to the Warrants.

3.

The expiration of the Warrants as described above shall be null and void if the payments described above are not made by the Payment Date.

4.

Mario Ayub, a director of the Company, shall immediately tender his resignation (“Resignation”), which Resignation shall be held in escrow by Grushko & Mittman, P.C. together with the Minutes of the Board of Directors accepting the Resignation and appointment of two New Directors, which names shall be provided by the Holders to the Company on or before August 1, 2005 (copies of which are annexed hereto as Exhibit C). We have requested that our corporate counsel draft an appropriate resolution.

5.

If full payment as described above is not made by the Payment Date, the Resignation and Board Minutes will be released to the Holders, without notice to the Company and the individuals described on Schedule C hereto (“New Directors”) will immediately become the Directors of the Company.

/s/ Terry Fields, President

SUNBURST ACQUISITION IV, INC.

/s/ Konrad Ackerman

ALPHA CAPITAL AKTIENGESELLSCHAFT

/s/ Paul Kessler

BRISTOL INVESTMENT FUND LTD.

/s/ Michael Finkelstein

STONESTREET LIMITED PARTNERSHIP

Schedule A

Amounts owing to the three Debentureholders:

	Principal	Interest to July 31, 2005	Per Diem, thereafter
Alpha Capital Aktiengesellschaft	$166,666.66	$11,671.56	$36.53
Bristol Investment Fund Ltd.	166,666.67	12,222.22	36.53
Stonestreet Limited Partnership	166,666.67	12,222.22	36.53
Total	$500,000.00	$36,116.00	$109.59

Schedule B

Directors

Terry Fields

6969 Niumalu Loop

Honolulu, Hawaii 96825

Mario Ayub

Pascual Orozco #2117-A

Chihuahua Chih. 31310

Mexico

Schedule C

 MARIO AYUB

Pascual Orozco #2117-A

Chihuahua Chih. 31310

Mexico

September 1, 2005

Sunburst Acquisitions IV Inc.

595 Howe Street, Suite 206

Vancouver, British Columbia

Canada, V6C 2T5

Attn: Board of Directors

Ladies and Gentlemen:

Please be advised that effective the close of business on September 1, 2005, I hereby resign any and all positions which I currently hold as a director, officer or employee of Sunburst Acquisitions IV Inc., a corporation organized and existing under the laws of the State of Colorado.

Very truly yours,

/s/ Mario Ayub